                                                SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                                           _________________

                                                            FORM 8-K/A
                                                          CURRENT REPORT

                                                 PURSUANT TO SECTION 13 OR 15(D) OF
                                                THE SECURITIES EXCHANGE ACT OF 1934

                                                           Date of Report
                                                           June 30, 2000
                                                  (Date of earliest event reported)

                                                        VESTA INSURANCE GROUP, INC.
                                          (Exact name of registrant as specified in its charter)

                                                               Delaware
                                             (State or other jurisdiction of incorporation)

                                               1-12338                         63-1097283
                                       (Commission File No.)          (IRS Employer Identification No.)

                                        3760 River Run Drive                       35243
                                        Birmingham, Alabama                     (Zip Code)
                                                   (Address of principal executive offices)
                                                              (205)970-7000
                                             (Registrant's telephone number, including area code)
Item 7. Financial Statements and Exhibits (a) In the current report on Form 8-K filed by Vesta Insurance Group, Inc. (the "Company") on July 14, 2000, the Company indicated it would file financial statements of American Founders Financial Corporation required by this item by amendment. American Founders was formed on January 28, 2000 to acquire Securus Financial Corporation and Subsidiaries. Since American Founders had no operations prior to January 28, 2000, we have presented the historical financial statements of Securus as the predecessor to American Founders. The unaudited interim income statement for the six-month period ended June 30, 2000 includes the results of operations of American Founders for the five months since its acquisition of Securus and one month of Securus prior to its acquisition by American Founders. The historical financial statements of American Founders' predecessor Securus and the interim financial statements of American Founders are filed herewith as Exhibit A:
         1.       Report of Independent Certified Public Accountants on Consolidated Financial Statements.

         2.       Consolidated Balance Sheets (audited) as of the end of the two most recent fiscal years (years ended December 31,
                  1999 and 1998).

         3.       Consolidated Statements of Operations (audited) for each of the three years ending December 31, 1999.

         4.       Consolidated Statements of Changers in Shareholder's Equity (audited) for the years ended December 31, 1999, 1998 and 1997.

         5.       Consolidated Statements of Cash Flows for each of the three years ending December 31, 1999.

         6.       Notes to Consolidated Financial Statements.

         7.       Consolidated Interim Balance Sheet (unaudited) as of June 30, 2000.

8.       Consolidated Interim Statement of Operation (unaudited) for the six months ended June 30, 2000.

9.       Consolidated Interim Statement of Changes in Shareholders' Equity (unaudited) for the six months ended June 30, 2000.

10.      Consolidated Interim Statement of Cash Flows (unaudited) for the six months ended June 30, 2000.

11.      Notes to the Consolidated Interim Financial Statements (unaudited).
 (b)     Pro Forma Financial Information

         In the Form 8-K filed by the Company on July 14, 2000, the Company indicated that it would file pro forma information required by this item by amendment. The pro forma information presents the operations of American Founders as if its acquisition by Vesta and its acquisition of Securus had occurred on January 1.  The following pro forma financial information is filed herewith as Exhibit B:

                  Vesta Insurance Group, Inc. and Subsidiaries Unaudited Pro Forma Condensed Statements of Income for the six months ended June 30, 2000 and the year ended December 31, 1999.

(c)      Exhibits

         2.1  Note Purchase Agreement, dated June 30, 2000, by and between AFFC, Vesta and Vesta Fire.  Disclosure schedules to the
         Agreement are not included with this exhibit.  Vesta agrees to furnish supplementally a copy of such schedules to the
         Commission upon request.

         2.2  Consent of Grant Thornton LLP.
SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized. VESTA INSURANCE GROUP, INC. Dated as of September 12, 2000 By: /s/ Donald W. Thornton ------------------------------------------------ Its: Senior Vice President-General Counsel and Secretary Exhibit A --------- American Founders Financial Corp. and Its Predecessor Securus Financial Corporation and Subsidiaries Consolidated Financial Statements Years ended December 31, 1999, 1998, and 1997
                                                         CONTENTS

                                                                                                                   Page
SECURUS FINANCIAL CORPORATION AND SUBSIDIARIES

    Report of Independent Certified Public Accountants                                                              F-2

    Consolidated Financial Statements

       Balance Sheets                                                                                               F-3

       Statements of Operations                                                                                     F-4

       Statement of Changes in Shareholder's Equity                                                                 F-5

       Statements of Cash Flows                                                                                     F-6

       Notes to Consolidated Financial Statements                                                                   F-7

AMERICAN FOUNDERS FINANCIAL CORP.

    CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED                                                               F-33-37
Securus Financial Corporation and Subsidiaries F-11 Report of Independent Certified Public Accountants Board of Directors Securus Financial Corporation We have audited the accompanying consolidated balance sheets of Securus Financial Corporation and Subsidiaries, as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Securus Financial Corporation and Subsidiaries, as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles. /S/ GRANT THORNTON LLP Oklahoma City, Oklahoma April 14, 2000 Securus Financial Corporation and Subsidiaries The accompanying notes are an integral part of these statements. F-3 Consolidated Balance Sheets December 31,

                                    ASSETS                                  1999             1998
                                                                                (In thousands)
 Investments
    Fixed maturities, available-for-sale                               $   507,679      $   698,575
    Equity securities, available-for-sale                                    8,838           11,297
    Cash and cash equivalents                                                1,576            5,371
    Short-term investments                                                   2,112           53,647
    Mortgage loans                                                          24,240           26,125
    Collateral loans                                                        38,622           27,797
    Policy loans                                                            64,607           65,859
    Due from reinsurers - modified coinsurance                              63,605           67,234
    Due from reinsurers - coinsurance                                      209,087              -
    Other invested assets                                                   12,225           24,401

                  Total investments                                        932,591          980,306

Investment income due and accrued                                           12,808           10,503
Deferred policy acquisition costs                                            4,190           14,257
Cost of policies purchased                                                  49,124           42,182
Receivable from related parties                                              9,351              -
Other assets                                                                13,082            8,733
Federal income taxes receivable                                              2,000              -
Deferred income taxes                                                          436              -
Separate account assets                                                      5,303            5,257

                                                                        $1,028,885       $1,061,238

           Liabilities and shareholder's equity

Liabilities
    Future policy benefits                                             $   731,588      $   767,547
    Deferred federal income taxes                                              -              8,365
    Borrowings
       Federal Home Loan Bank advances                                     150,805          158,314
       Other - related party                                                33,469           33,469
    Other liabilities                                                       37,391           16,520
    Payable to related parties                                                 -                270
    Separate account liabilities                                             5,303            5,257

                  Total liabilities                                        958,556          989,742

Commitments and contingencies  -                                               -

Shareholder's equity
    Common stock, no par value; authorized, 1,000 shares; issued
       and outstanding, 100 shares                                          67,958           67,958
    Retained earnings                                                        6,739            1,623
    Accumulated other comprehensive income (loss)                           (4,368)           1,915
                                                                            70,329           71,496

                                                                        $1,028,885       $1,061,238
The accompanying notes are an integral part of these statements. F-4 Consolidated Statements Of Operations Year ended December 31,

                                                                                  1999           1998           1997
                                                                                             (In thousands)

Revenues
    Premiums earned                                                            $  11,668       $  11,737     $    1,229
    Investment product policy charges                                              9,680           7,734          5,912
    Net investment income                                                         65,798          67,486         51,953
    Net realized gain (loss) on investments                                       (2,476)          3,695            247
                                                                                  84,670          90,652         59,341

Benefits and expenses
    Policyholders' benefits                                                       22,672          16,425          2,587
    Interest credited to insurance liabilities                                    23,591          26,968         28,572
    Increase (decrease) in future policy benefits                                 (3,823)            809            274
    Commissions, taxes, and administrative expenses                               11,904           9,538          7,191
    Interest expense                                                              13,265          13,101          7,024
    Amortization of deferred policy acquisition costs                              2,602           4,822          2,134
    Amortization of cost of policies purchased                                     6,588          11,246          9,967
                                                                                  76,799          82,909         57,749

                  Income before income taxes                                       7,871           7,743          1,592

Income tax expense                                                                 2,755           2,670            541

                  Net INCOME                                                  $    5,116      $    5,073     $    1,051
The accompanying notes are an integral part of this statement. F-5 Consolidated Statement of Changes in Shareholder's Equity Years ended December 31, 1999, 1998, and 1997
                                                                                                           Accumulated other
                                                                            Common      Retained            comprehensive
                                                           Total             stock       earnings             income (loss)
                                                                                                (In thousands)

Balance, January 1, 1997 - BNL                           $  42,376       $  46,528   $     (4,501)       $       349

Additional paid-in capital                                   5,225           5,225            -                  -
Effects of Securus acquisition                              16,205          16,205            -                  -
Comprehensive income
    Net income                                               1,051             -            1,051                -
    Other comprehensive income
       Change in unrealized investment gain - net            1,885             -              -                1,885
           Comprehensive income                              2,936

Balance, December 31, 1997                                  66,742          67,958         (3,450)             2,234

Comprehensive income
    Net income                                               5,073             -            5,073                -
    Other comprehensive loss
       Change in unrealized investment gain - net             (319)            -              -                 (319)
           Comprehensive income                              4,754

Balance, December 31, 1998                                  71,496          67,958          1,623              1,915

Comprehensive loss
    Net income                                                5116                          5,116                -
    Other comprehensive loss
       Change in unrealized investment gain - net           (6,283)            -              -               (6,283)
           Comprehensive loss                               (1,167)

Balance, December 31, 1999                               $  70,329       $  67,958     $    6,739         $   (4,368)
The accompanying notes are an integral part of these statements. F-6 Consolidated Statements of Cash Flows Year ended December 31,
                                                                             1999           1998            1997
                                                                                         (In thousands)

     Cash flows from operating activities
      Net income                                                        $     5,116   $     5,073    $     1,051
      Adjustments to reconcile net income to net cash provided by operating activities
           Amortization and depreciation                                      9,560        16,364         12,553
           Accretion of discount and amortization of premium on
              investments                                                     1,138            88         (4,149)
           Investment product policy charges                                 (9,680)       (7,871)        (6,158)
           (Gain) loss on sale of investments                                 2,476        (3,695)          (247)
           Deferred policy acquisition costs                                 (1,927)       (2,218)        (5,915)
           Future policy benefits                                            (7,652)       14,035         (3,256)
           Interest credited to insurance liabilities                        23,591        26,968         28,572
           Federal income taxes - current                                    (2,000)          -             (251)
           Provision for deferred taxes                                      (5,482)        2,332          1,104
           Other - net                                                       (5,983)        7,033          4,936

                  Net cash provided by operating activities                   9,157        58,109         28,240

     Cash flows from investing activities
      Sales of fixed maturity investments, available-for-sale               127,623       261,801         86,149
          Purchases of fixed maturity investments, available-for-sale      (159,798)     (182,310)      (209,701)
          Sales of short-term investments - net                              51,535         1,541          6,359
          Sales (purchases) of equity securities - net                        2,272          (575)        (7,202)
          Purchases of mortgage, collateral, and policy loans - net          (7,688)      (16,549)        (4,150)
          Sale (purchase) of other invested assets - net                     12,176       (22,015)              -
          Change in receivable from related parties                          (9,621)        2,039           (251)
          Change in unsettled investment payable                              1,324         5,226         (6,886)
          Purchase of fixed assets                                             (391)         (247)          (248)
       Cash paid in business combinations                                       -          (9,355)           -

                  Net cash provided by (used in) investing activities        17,432        39,556       (135,930)

        Cash flows from financing activities
         Deposits to insurance liabilities                                   48,062        21,357         52,361
         Withdrawals from insurance liabilities                             (70,937)     (108,594)       (58,464)
         Additional contributed capital                                         -             -            5,225
         Change in FHLB advances                                             (7,509)       (6,888)       106,240
        Cash acquired in Securus acquisition                                    -             -              674

                  Net cash provided by (used in) financing activities       (30,384)      (94,125)       106,036

                  Net increase (DECREASE) in cash
                      and cash equivalents                                   (3,795)        3,540         (1,654)

         Cash and cash equivalents at beginning of year                       5,371         1,831          3,485

         Cash and cash equivalents at end of year                       $     1,576   $     5,371    $     1,831
F-7 Notes to Consolidated Financial Statements December 31, 1999, 1998, and 1997 NOTE A - Organization AND Operation At December 31, 1999, Securus Financial Corporation (Securus) is a holding company for investments in insurance related subsidiaries of IFS Insurance Holdings Corporation (Holdings), a subsidiary of Pueblo Holdings Corporation (Pueblo, formerly IFS Financial Corporation). Securus owns directly or indirectly the following companies:
                                                Ultimate
                                               percentage
                       Company                                     ownership                 Nature of operations

    Laurel Life Insurance Company
           (Laurel)                               100%                Life insurance holding company for AFL

    American Founders Life Insurance
           Company (AFL)                          100%                Life insurance company

    American Physicians Life Insurance
           Company (APL)                          100%                Life insurance company, subsidiary of AFL

    Bradford Investments, L.C. (BI)               100%                Formed in 1997 to hold investments in mortgage  servicing rights, subsidiary of AFL

    ABP/Living Benefits Association
           Agency, Inc. (ABP)                     100%                Insurance agency, subsidiary of APL
Securus and subsidiaries are collectively referred to as the Company. On January 31, 2000, American Founders Financial Corporation (AFFC) acquired Securus and its subsidiaries. (See Note R - Subsequent Events for more details.) At December 31, 1999, the majority of the Company's active life insurance operations are conducted through AFL. AFL is a stock life insurance company organized under the laws of the State of Texas. Its operations consist of traditional life products, universal life products, annuity and pension contracts, and related products. Although AFL is licensed in forty states and the District of Colombia, approximately 54% of the premiums on the Company's existing block of business are in Texas, Ohio, and California. AFL's products are sold through third-party marketing firms, financial institutions, and general agents. Effective December 4, 1998, the Company acquired APL. APL is organized under the insurance laws of the State of Texas and is licensed in twenty-five states and the District of Colombia. APL specializes in life insurance products that provide for accelerated benefits in the case of critical illness, other life products, and annuity products (see Note D.) F-8 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE A - Organization AND Operation - CONTINUED On May 1, 1999, AFL, through certain assumption and coinsurance agreements, assumed all of the insurance business of APL and Bradford National Life Insurance Company (BNL), a subsidiary of Laurel until October 8, 1999 (Assumption). This Assumption was part of a Plan of Reorganization approved by the Commissioner of Insurance of the State of Texas and included BNL and APL retaining net assets sufficient to maintain the required minimum capital and surplus. On October 8, 1999, BNL was sold for approximately $12.5 million. The transaction resulted in a gain (pretax) of $2 million, which is included in net investment income for the year ended December 31, 1999. NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows. 1. Basis of Presentation The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles (GAAP), which differ in certain respects from statutory accounting practices followed in reports filed by the insurance subsidiaries with insurance regulatory authorities. The accompanying consolidated financial statements include the accounts and transactions of Pueblo's insurance subsidiaries. For 1997, such financial statements included only BNL. For periods subsequent to 1997, such financial statements include Securus and its subsidiaries. 2. Investments Fixed maturities are securities that mature more than one year after issuance. They include notes, bonds, collateralized mortgage obligations, and other debt instruments. All fixed maturity investments are classified as available-for-sale securities and are carried at fair value with any unrealized gain or loss charged or credited to other comprehensive income, net of amortization and tax effects. Cost of securities sold is recognized by specific identification. Discounts and premiums on investment securities are amortized using the interest method as yield adjustments over the contractual lives of the underlying securities and callable corporate bonds. Principal prepayments can alter the cash flow pattern and yield of prepayment sensitive investments such as mortgage-backed securities (MBS). The accretion of discount and amortization of premium takes into consideration actual and estimated principal prepayments. In the case of MBS, estimated prepayment speed information is obtained from published sources or from estimates developed by an investment advisor. The effects on the yield of a security from changes in principal prepayments are recognized retrospectively. The degree to which a security is susceptible to yield adjustments is influenced by the difference between its amortized cost and par; the relative sensitivity of the underlying assets backing the securities to changing interest rates; and the repayment priority of the securities in the overall securitization structure. Prepayments may also reduce future yield to the extent that proceeds are reinvested in a lower rate environment. F-9 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE B - Summary of Significant Accounting Policies - continued 2. Investments - Continued Equity securities available-for-sale include investments in common stocks and nonredeemable preferred stocks and are carried at market value with the corresponding unrealized appreciation or depreciation, net of tax effects, reflected in other comprehensive income. Common stocks include investments in shares of the Federal Home Loan Bank of Dallas (FHLB). Because FHLB shares are not publicly traded, the market value of the shares was considered to be equivalent to cost due to the fact the FHLB has historically redeemed the shares at the original cost. Cash and cash equivalents are highly liquid investments with a maturity of less than ninety days from original acquisition and include principally money market funds, repurchase agreements, and other bank deposits. Short-term investments are investments with a maturity of less than one year and greater than ninety days and include primarily certificates of deposit and commercial paper. Mortgage loans are stated at the aggregate unpaid principal balances, less unamortized discount and less allowance for possible losses, if required. Investments in policy loans and collateral loans are carried at the unpaid principal balance. Due from reinsurers - modified coinsurance consists of investments held in trust by the reinsurers for the Company related to the reserves reinsured. The Company manages the assets and bears the investment risk. The amount due from reinsurers is recorded at fair market value based on the underlying portfolio, which the Company has classified as available-for-sale. Investments are regularly evaluated based on current economic conditions, credit loss experience, and other investee-specific developments. If there is a decline in a security's estimated fair value that is other than temporary, it is treated as a realized loss and the cost basis of the security is reduced to its estimated fair value. If a loan becomes impaired (i.e., it becomes unlikely that all amounts will be collected according to the contractual terms of the agreement), the loan is revalued at the present value of expected cash flows, discounted at the loan's effective interest rate. Interest is accrued thereafter on the net carrying amount of impaired loans. 3. Deferred Policy Acquisition Costs and Cost of Policies Purchased The costs of writing new business, consisting primarily of commissions and certain costs of policy issuance and agency related expenses, have been deferred. Deferred policy acquisition costs for life policies and immediate annuities with life contingencies are amortized over the estimated lives of the policies. Deferred policy acquisition costs for investment products, principally single premium deferred and flexible annuities and immediate annuities without life contingencies, are amortized with interest in relation to the present value of the expected gross profits, based on estimated investment yields, mortality, persistency, and surrender charges, over the lives of the policies. Deferred policy acquisition costs are reviewed periodically to insure that the unamortized balance does not exceed those amounts recoverable from future profits. F-10 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE B - Summary of Significant Accounting Policies - CONTINUED 3. Deferred Policy Acquisition Costs and Cost of Policies Purchased - Continued The cost of policies purchased represents the actuarially determined present value of the projected future profits from acquired policies. The projected profits are determined using various lapse, mortality, operating expense, and investment spreads on the blocks of business acquired. This asset is amortized with interest at the credited rate based on the incidence of the expected profits. Actual experience on purchased and written business may vary from projections. Variances from original projections, whether positive or negative, are included in earnings as they occur. For investment-type products, to the extent that these variances indicate that future profits will differ from those reflected in the scheduled amortization of the cost of policies purchased and written, current and future amortization is adjusted in the year of variance. Additionally, for investment-type products, when the Company sells fixed maturity investments and the resulting gain/loss also reduces/increases the future investment spread because the proceeds from the sale of investments are reinvested at a lower/higher earnings rate and amortization is increased/decreased to reflect the change in the incidence of profits. Unrealized gains and losses from changes in market values of fixed maturity investments affect amortization similar to realized gains and losses. Expected future cash flows used in determining the amortization pattern and recoverability of deferred policy acquisition costs and cost of policies purchased is based on historical gross profits and management's estimates and assumptions regarding future investment spreads, maintenance expenses, and persistency of the block of business. The accuracy of the estimates and assumptions are impacted by several factors, including factors outside the control of management such as movements in interest rates and competition from other investment alternatives. It is reasonably possible that conditions impacting the estimates and assumptions will change, and that such changes will result in future adjustments to deferred policy acquisition costs and the cost of policies purchased. 4. Recognition of Insurance Policy Income, Related Benefits, Expenses, and Liabilities The Company's reserves for investment-type contracts are based either on the contract account balance (if future benefit payments in excess of the account balance are not guaranteed) or on the present value of future benefit payments (if such payments are guaranteed). Additions to insurance liabilities are made if it is determined that future cash flows (including investment income) are insufficient to cover future benefits and expenses. For investment contracts without mortality risk (such as deferred annuities and immediate annuities withbenefits paid for a certain period), the Company records premium deposits and benefit payments as increases or decreases in a liability account, rather than as revenue and expense. The Company recordsas revenue any amounts charged against the liability account for the cost of insurance, policy administration, and surrender penalties. Any interest credited to the liability account and any benefit payments which exceed the contract liability account balance are recorded as expenses. As of December 31, 1999 and 1998, approximately $134 million (33%) and $97 million (22%), respectively, Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE B - Summary of Significant Accounting Policies - CONTINUED of the Company's annuity reserves are subject to discretionary withdrawal without surrender charges or other adjustments. Reserves for traditional life contracts are generally calculated using the net level premium method, based on assumptions as to mortality, withdrawals, dividends, and investment yields ranging from 2.5% to 6.5%. These assumptions are generally made at the time the contract is issued or at the purchase date. These assumptions are based on projections from past experience, making allowance for possible unfavorable deviation. For traditional life insurance contracts, premiums are recognized as income when due. Benefits and expenses are recognized as a level percentage of earned premiums, accomplished by providing for future policy benefits and by amortizing the deferred acquisition costs. 5. Income Taxes Income tax benefits or expenses include deferred taxes arising from temporary differences between the tax basis of assets and liabilities and the financial reporting basis and from carryforwards. Recorded amounts will be adjusted to reflect changes in income tax rates for the period in which the change is enacted. 6. Intangible Assets The excess of the cost of acquisitions over the net assets acquired is recorded as goodwill and is amortized on the straight-line basis over a fifteen-year period. In addition, the Company assigned $690,000 of its initial purchase price to the value of the state licenses acquired by BNL. The licenses allowed Bradford to operate in the various states in which it conducts business. During 1999, in conjunction with the Plan of Reorganization, amounts attributable to such licenses were written off. Further, goodwill attributable to BNL was included in the cost of assets disposed during 1999 upon the sale of BNL. Goodwill of $3.5 million and $4.1 million, respectively, at December 31, 1999 and 1998 is included in other assets and is amortized over a fifteen- to twenty-year period on a straight-line basis. 7. Reinsurance The Company reports assets and liabilities related to insurance contracts before the effects of reinsurance. Reinsurance receivables and prepaid reinsurance premiums (including amounts related to insurance liabilities) are reported as assets. Estimated reinsurance receivables are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts. 8. Use of Estimates The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. F-12 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE C - Concentrations The Company's cash and short-term investments included approximately $36.4 million invested in an NAIC 1 designated money market mutual fund at December 31, 1998. The Company maintains a mortgage loan portfolio consisting of first-lien residential and commercial mortgages. At December 31, 1999 and 1998, the Company had residential mortgages with carrying values of $6.1 million and $6.8 million, respectively, and commercial mortgages with carrying values of $18.1 million and $19.3 million, respectively. At December 31, 1999 and 1998, approximately the following percentages of the Company's related mortgage loan portfolios were located in the following states:
                                                                                1999           1998

       Residential
           Massachusetts                                                          23%              -
           Arizona                                                                19%            36%

       Commercial
           Georgia                                                                43%            64%
           Florida                                                                21%            20%
           Texas                                                                  18%             1%
The Company's investment portfolio includes a series of seven mortgage notes, all in good standing, from Riverside Group, Inc. (Riverside) with a net carrying value of $10.6 million and $10.2 million as of December 31, 1999 and 1998, respectively. The loans are collateralized by real estate in Florida and Georgia, with an appraised value of approximately $15.2 million and approximately $10.3 million in Wickes Lumber Company (Wickes) stock, a publicly traded business corporation. At December 31, 1999 and 1998, included in collateral loans are the following: Three separate collateral loans totaling $9.1 million issued to three different individuals and secured by their shares of common stock of Pueblo. Five separate collateral loans totaling $28.6 million at December 31, 1999 ($18.7 million at December 31, 1998) secured by the stock of four separate Mexican companies. Included in other invested assets at December 31, 1999 and 1998 are common stock purchase warrants of International Real Estate Development Corporation of $5 million and $4.8 million, respectively. The common stock purchase warrants vest on May 23, 2000 and provide for a predetermined rate of return in the event the warrants are redeemed or exercised. The warrants are ultimately collateralized by common stock of a Mexican real estate development company whose assets consist primarily of undeveloped real estate. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED December 31, 1999, 1998, and 1997 NOTE C - Concentrations - CONTINUED Other investment positions in securities of a single issuer which have an aggregate carrying value at December 31, 1999 (amortized cost) in excess of $7 million, 10% of stockholder's equity, are as follows:
                                                                               Carrying value
                                                                               (In thousands)

                 FHA - #99 USGI Citicorp Real Estate                            $    8,049
                 AAZ 1999-1 PRIN PRTd TR CERTF                                      11,053
                 FHLB common stock                                                   7,943

    The following percentages of the Company's direct premiums were written in the following states in 1999:

                        Texas                               22%
                        California                          20%
                        Ohio                                12%

    No other state accounted for more than 5%.
The Company places its cash and temporary cash investments with highly rated financial institutions. At times, such cash and temporary investments may be in excess of Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash balances. F-14 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE D - Acquisitions Effective December 31, 1997, Holdings acquired Securus and its subsidiaries, Laurel and AFL. The acquisition was accounted for using the purchase method of accounting. All assets and liabilities were revalued based upon estimated fair values at the date of the acquisition. The results of operations of the acquired entities are included in the consolidated statements of operations for periods subsequent to December 31, 1997. The purchase price was approximately $49.7 million, consisting of cash and other direct costs of acquisition. The acquisition resulted in goodwill of $2.5 million, which is being amortized over fifteen years. Concurrent with this acquisition, Holdings transferred 100% of its ownership in BNL to Laurel in exchange for a $33.5 million surplus note (see Note L). The effect of including these acquired entities and the $33.5 million surplus note transaction in the consolidated financial statements was an increase to shareholder's equity of $16.2 million and is summarized as follows:
                                                                                             (In thousands)
      Net assets of acquired entities
              Cash and cash equivalents                                                      $        674
              Fixed maturity securities                                                           159,995
              Short-term investments                                                                9,098
              Mortgage loans                                                                       26,602
              Policy loans                                                                         17,842
              Investment income due and accrued                                                     2,885
              Cost of policies purchased                                                           20,790
              Goodwill                                                                              2,460
              Other assets                                                                          5,438
              Future policy benefits                                                             (189,779)
              Other liabilities                                                                   (6,331)
                                                                                                   49,674
                         Surplus note issued to Holdings                                          (33,469)

                                                                                               $   16,205
Effective December 4, 1998, AFL acquired APL. The acquisition was accounted for using the purchase method of accounting. All assets and liabilities were revalued based upon the estimated fair values at the date of the acquisition. The accompanying consolidated balance sheet as of December 31, 1998 includes the estimated fair values of acquired assets and liabilities. The results of operations of the acquired entity are included in the consolidated statements of operations for periods subsequent to December 31, 1998. The purchase price was approximately $9.4 million, consisting of cash and other direct costs of acquisition. The acquisition resulted in goodwill of $1.4 million, which is being amortized over fifteen years. F-15 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE D - Acquisitions - CONTINUED The following summarizes the estimated fair values of the assets acquired and liabilities assumed relating to the APL acquisition:
                                                                              (In thousands)

       Fixed maturity securities                                                           $    7,841
       Equity securities                                                                        1,047
       Policy loans                                                                             1,247
       Short-term investments                                                                  40,527
       Investment income due and accrued                                                          128
       Due from reinsurers                                                                         97
       Cost of policies purchased                                                               5,131
       Goodwill                                                                                 1,356
       Other assets                                                                                64
       Future policy benefits                                                                 (45,754)
       Other liabilities                                                                       (2,329)

       Cash paid                                                                           $    9,355
NOTE E - Fair Values of Financial Instruments The carrying amounts and estimated fair values of the Company's financial instruments, none of which were held for trading purposes, were as follows:
                                                                       December 31,
                                                                  1999                          1998
                                                        Carrying      Estimated        Carrying        Estimated
                                                         amount       fair value        amount         fair value
                                                                            (In thousands)
 Financial assets
     Fixed maturities                                   $507,679        $507,679       $698,575       $698,575
     Equity securities                                     8,838           8,838         11,297         11,297
     Cash, cash equivalents, and short-term
       investments                                         3,688           3,688         59,018         59,018
     Mortgage loans                                       24,240          23,790         26,125         25,639
     Policy loans                                         64,607             N/A         65,859            N/A
     Due from reinsurers - modified coinsurance           63,605          63,605         67,234         67,234
     Due from reinsurers - coinsurance                   209,087         209,087            -              -
      Other invested assets, including collateral loans   50,847          50,847         52,198         52,198
       Receivables                                        12,808          12,808         10,503         10,503
        Separate account assets                            5,303           5,303          5,257          5,257
     Financial liabilities
       Insurance liabilities for investment contracts   $423,251        $390,837       $455,164       $417,396
       Borrowings
       FHLB advances                                     150,805         154,004        158,314        170,937
       Other - related party                              33,469          33,469         33,469         33,469
F-16 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE E - Fair Values of Financial Instruments - CONTINUED The fair values presented represent management's best estimates and may not be substantiated by comparisons to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all nonfinancial instruments are not required to be disclosed; therefore, the aggregate fair value amounts presented do not purport to represent the underlying fair value of the Company. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Fixed Maturities - Fair values of fixed maturity securities are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Equity Securities - The carrying value of unaffiliated common stock, except for stock of FHLB, approximates fair value. Because FHLB shares are not publicly traded, the market value of the stock was considered to be equivalent to cost due to the fact that FHLB has historically redeemed the shares at the original cost. Cash, Cash Equivalents, and Short-Term Investments - The carrying amounts for cash, cash equivalents, and short-term investments approximate fair value due to the highly liquid nature of the instruments. Mortgage Loans - The fair value of mortgage loans is calculated by discounting scheduled cash flows through the estimated maturity using the current rates at which similar loans would be made to borrowers with similar credit and interest rate risks. Policy Loans - These loans are carried at their unpaid principal amounts. It is not practical to estimate the fair value of policy loans as they have no stated maturity and their rates are set at a spread related to policy liability amounts. Due From Reinsurers - Modified Coinsurance and Separate Account Assets - These balances consist principally of fixed maturity securities. Fair values of fixed maturity securities are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The carrying amounts of the remaining assets, which include short-term investments and receivables, approximate fair value due to short-term characteristics of these assets. Due From Reinsurers - Coinsurance - The carrying amounts for due from reinsurers - coinsurance is calculated based on the fair value of the underlying contracts. Other Invested Assets, Including Collateral Loans - The carrying value of certain other invested assets approximates fair value because existing rates of return approximates the current rates of return required on similar investments. The carrying amount of collateral loans approximates fair value as effective yields approximate current rates. Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE E - Fair Values of Financial Instruments - CONTINUED Receivables - The carrying amounts for receivables from investment income due and accrued and related parties approximate fair value due to the short-term characteristics of these receivables. Insurance Liabilities For Investment Contracts - Insurance liabilities for investment contracts include single premium and flexible premium deferred and immediate annuity contracts, supplementary contracts not having significant mortality risk, policyholder dividend accumulations, and separate account liabilities. Cash surrender value is used in determining the fair value of single premium and flexible premium deferred annuity contracts. Carrying amounts approximated fair value for immediate annuities, supplementary contracts, policyholder dividend accumulations, and separate account liabilities. Borrowings - Fair values for the advances from FHLB were calculated using interest rates in effect as of each year end with the other terms of the advances unchanged. Carrying value of related party borrowings approximates fair value as effective rates approximate current rates. NOTE F - Investments The amortized cost, gross unrealized gains and losses, and estimated market values of available-for-sale investments at December 31, 1999 are as follows:
                                                                    Gross           Gross
                                                                 unrealized      unrealized       Market
                                             Amortized cost         gains           losses         value
                                                                      (In thousands)

       U.S.  Treasury  securities  and
           obligations  of  U.S.   government,
           Corporations and agencies             $  45,146     $       168    $      (816)      $  44,498
       Political subdivisions                       25,840             -           (1,931)         23,909
       Public utilities                             10,454             -             (474)          9,980
       Corporate securities                        151,391             696         (9,811)        142,276
       Mortgage-backed securities                  291,741           1,921         (6,646)        287,016

                                                  $524,572      $    2,785      $ (19,678)       $507,679

       Equity securities                        $    9,119   $         -      $      (281)     $    8,838
F-18 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE F - Investments - CONTINUED The amortized cost, gross unrealized gains and losses, and estimated market values of available-for-sale investments at December 31, 1998 are as follows:
                                                              Gross           Gross
                                                                  unrealized     unrealized      Market
                                             Amortized cost         gains           losses       value
                                                                      (In thousands)

       U.S.  Treasury  securities and
           obligations  of U.S.  government
           corporations and agencies          $   60,322         $    3,190   $       (52)      $  63,460
       Municipal bonds                            49,675              1,377          (254)         50,798
       Corporate securities                      197,453              4,905        (3,989)        198,369
       Mortgage-backed securities                378,132              8,510          (694)        385,948

                                              $  685,582         $   17,982    $   (4,989)      $ 698,575

       Equity securities                      $   11,587         $       -     $     (290)      $  11,297
The amortized cost and market value of fixed maturity investments by contractual maturity as of December 31, 1999 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                                         Available-for-sale
                                                                    Amortized                Market
                                                                       cost                  value
                                                                            (In thousands)

       Due in one year or less                                    $  12,989               $  12,965
       Due after one through five years                              50,247                  49,292
       Due after five through ten years                             100,175                  96,181
       Due after ten through twenty years                           146,735                 143,690
       Due after twenty years                                       214,426                 205,551

                                                                   $524,572                $507,679
F-19 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE F - Investments - CONTINUED The portfolio of securities and other assets held in trust by the reinsurers under modified coinsurance agreements at December 31, 1999 and 1998 is as follows:
                                                                                  1999           1998
                                                                                    (In thousands)

       U.S. Treasury securities and obligations
           of U.S. government corporations and agencies                      $      716   $      803
       Municipal bonds                                                             -           2,598
       Corporate securities                                                      48,076       49,225
       Mortgage-backed securities                                                10,937       12,546

                         Total securities, at market value                       59,729       65,172

       Short-term investments, at cost                                            2,528          886
       Investment income due and accrued                                          1,348        1,176

                         Total due from reinsurers - modified coinsurance     $  63,605    $  67,234

    Net investment income consisted of:

                                                                          Year ended December 31,
                                                                    1999          1998           1997
                                                                             (In thousands)

       Investment income
           Fixed maturities                                      $  49,112    $  56,642       $  47,512
           Equity securities                                           582          575             347
           Mortgage loans                                            2,927        4,257           1,230
           Collateral loans                                          3,848          898              73
           Cash, cash equivalents, and short-term investments        1,452        1,193             816
           Other                                                     8,970        5,017           2,686
       Gross investment income                                      66,891       68,582          52,664
           Less investment expenses                                  1,093        1,096             711

                         Net investment income                   $  65,798    $  67,486       $  51,953
                                                                 F-20
Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE F - Investments - CONTINUED The unrealized gain (loss) on investments carried at fair value, net of the effects on other balance sheet accounts, is reported as accumulated other comprehensive income (loss) and was as follows:

                                                                                       December 31,
                                                                                    1999         1998
                                                                                     (In thousands)

   Investments carried at estimated fair value including due from reinsurers   $ (17,064)      $  16,129

       Less effect on other balance sheet accounts
          Cost of policies purchased                                               9,522          (6,490)
           Deferred policy acquisition costs                                         822          (6,757)
           Deferred income tax asset (liability)                                   2,352            (967)

                  Net unrealized gain (loss)                                  $   (4,368)     $    1,915

    Gross proceeds and realized gains and losses on available-for-sale securities sold for the years ended December 31 were:

                                                                 1999             1998            1997
                                                                             (In thousands)

       Proceeds                                                $129,895         $261,801       $  86,149
       Gross gains                                                1,686            4,220             834
       Gross losses                                              (4,162)            (525)           (587)
Certain investments with an aggregate amortized cost of $57.8 million and $39.2 million at December 31, 1999 and 1998, respectively, were on deposit with regulatory authorities in accordance with statutory requirements. The Company maintains a diversified and balanced fixed maturity portfolio, including the portfolio which is held in trust with the reinsurers, representing a broad spectrum of industries. Further diversification is provided by limiting the amount invested in any one issue and issuer, and at December 31, 1999 and 1998, no investment in one issuer (excluding government-backed securities) exceeded 1% of the investment portfolio. Additionally, liquidity is maintained in the investment portfolio by holding a level of cash, cash equivalents, and short-term investments which, at December 31, 1999 and 1998, amounted to $3.7 million and $59 million, respectively. Also, the Company has the ability to borrow funds from FHLB to further enhance its liquidity. At December 31, 1998, approximately $40.1 million of cash, cash equivalents, and short-term investments related to the acquisition of APL. Such investments were incorporated into the Company's overall investment strategies in 1999. F-21 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE F - Investments - CONTINUED The Company invests primarily in high quality fixed income investments. Duration and cash flow characteristics of the fixed income investments are matched with those of the insurance liabilities. Only fixed income investments back the Companys life insurance liabilities and cash flow testing is performed on a periodic basis. The mortgage-backed securities portfolio did not include any interest-only, principal-only, or inverse floating CMOs, nor any residual interests in CMOs. Management is of the opinion that the mortgage-backed securities owned by the Company have good liquidity in readily available markets and were substantially all rated NAIC 1 or 1Z. NOTE G - Deferred Policy Acquisition Costs and Cost of Policies Purchased Information concerning deferred policy acquisition costs and cost of policies purchased and their effects on income and shareholder's equity for the years ended December 31, 1999, 1998, and 1997 is presented below:
                                                                  Deferred policy Cost of policies
                                                                 acquisition costs purchased
                                                       1999       1998       1997        1999       1998       1997
                                                                             (In  thousands)

       Beginning balance                           $  14,257  $  18,656  $  17,950    $  42,182  $  47,536  $  42,851

       Items reflected in current income
           Policy acquisition costs deferred           1,927      2,218      5,915          -          -          -
           Interest added                                461      1,171      1,564        2,382      2,308      2,711
           Amortization of deferred costs             (3,063)    (5,993)    (3,698)      (8,970)    (13,554)  (12,678)
                                                        (675)    (2,604)     3,781       (6,588)   (11,246)    (9,967)

       Current year acquisitions                         -          -          -            -        5,131     21,014
       Effect of reinsurance transactions            (16,971)       -          -         (2,482)       -          -
       Adjustment   related  to   application
           of  SFAS  115 reflected in
           shareholder's equity                        7,579     (1,795)    (3,075)      16,012        761     (6,362)

       Ending balance                             $    4,190  $  14,257  $  18,656    $  49,124  $  42,182  $  47,536
Based on current conditions and assumptions as to future events on policies in force, approximately 9.4% to 14.2% of the cost of policies purchased as of December 31, 1999 (7.7% to 11.2% at December 31, 1998), excluding the effect of the fair value adjustment of investment securities available-for-sale, is expected to be amortized in each of the next five years. The average discount rate for the cost of policies purchased was approximately 5% for each of the years ended December 31, 1999 and 1998. December 31, 1999, 1998, and 1997 NOTE H - Reinsurance The Company annually evaluates the financial condition of its reinsurers and believes it has appropriately spread reinsurance-ceded risks among a group of highly rated reinsurers. In the event the assuming reinsurance companies are unable to meet their obligations under the reinsurance agreements in force, the Company's life insurance subsidiaries would continue to have primary liability to policyholders for benefits. On life insurance policies issued prior to October 24, 1990, the Company retains no more than $50,000 of risk on any one life and generally retains up to $250,000 per risk on policies issued subsequently. The Company has reinsurance agreements with Conseco Medical Insurance Company (Conseco Medical, formerly known as Connecticut National Life Insurance Company) and Conseco Life Insurance Company (Conseco Life, formerly known as Massachusetts General Life Insurance Company). The policies written by Conseco Medical were primarily interest-sensitive, single-premium, whole life policies while the policies under the Conseco Life agreement were primarily universal and traditional life policies. Future policy benefits assumed related to the Conseco Medical agreement totaled approximately $133.6 million and $151.8 million at December 31, 1999 and 1998, respectively. Future policy benefits assumed related to the Conseco Life agreement totaled approximately $34.9 million and $37.1 million at December 31, 1999 and 1998, respectively. The Company has reinsurance agreements with both Allianz Life Insurance Company (Allianz) and Montgomery Ward Life Insurance Company (MWL) under which the Company assumes certain blocks of business written by these entities. In connection with these agreements, the Company has separate automatic bulk yearly renewable term nonrefund agreements under which the Company retrocedes 95% of the mortality risk on these policies back to Allianz and MWL. In addition, the Company has administrative service agreements with both of these entities to service these blocks of business. Future policy benefits assumed and ceded under these reinsurance agreements were $7.6 million and $134,000, respectively, at December 31, 1999 and $5.7 million and $23,000, respectively, at December 31, 1998. On June 30, 1999, the Company entered into a Master Reinsurance Agreement with Bankers National Life Insurance Company (Bankers National) whereby the Company, through two 100% coinsurance arrangements, ceded two blocks of single premium and flexible premium deferred annuities. Future policy benefits ceded under this reinsurance agreement were $227.2 million and the transaction resulted in a deferred gain of $12.6 million. As part of this transaction, the Company also agreed to continue to administer these two blocks of business. Administrative fee income from Bankers National for 1999 was $72,000. On August 16, 1999, the Company entered into a Master Reinsurance Agreement with Baltimore Life Insurance Company (Baltimore Life) whereby the Company agreed to 100% coinsure a certain block of business written by Baltimore Life. In addition, an administrative service agreement was executed with Baltimore Life to service this block. The Company paid a ceding commission to Baltimore Life of $1.85 million and future policy benefits of $4.5 million were assumed under this agreement. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED December 31, 1999, 1998, and 1997 NOTE H - Reinsurance - continued On December 31, 1999, the Company entered into a Master Reinsurance Agreement with Old Reliance Insurance Company (Old Reliance) whereby the Company agreed to reinsure, on a 75% quota share basis, certain blocks of business written by Old Reliance. The Company paid a $2.4 million ceding commission to Old Reliance and future policy benefits of $12.7 million were assumed under this agreement. The Company also executed an administrative service agreement, whereby Old Reliance will administer the business for up to six months, at which time the Company will be responsible for the administration. An analysis of the effect of reinsurance on the Company's operations is as follows:
                                                                           1999             1998
                                                                             (In thousands)

       Reinsurance assumed
           Face amount                                                   $684,289        $635,317
           Reserves                                                       281,104         188,776
           Premiums                                                         3,756           3,935
           Benefits                                                         9,056           6,759

       Reinsurance ceded
           Face amount                                                   $801,742        $849,087
           Reserves                                                       216,144           7,211
           Premiums                                                         3,667           4,054
           Benefits                                                         9,807           3,951
NOTE I - Provision for Income Taxes Securus is included in the consolidated federal income tax return of Pueblo. Laurel files a consolidated federal income tax return with its subsidiaries, BNL, AFL, and APL, and includes any taxable income of BI because BI is taxed as a partnership. Taxes are allocated to members of the consolidated group based upon amounts calculated as if each member filed its own separate tax return. Income tax expense (benefit) for the Company was as follows:
                                                                 Year ended December 31,
                                                          1999             1998             1997
                                                                     (In thousands)

       Current                                        $    8,237     $       338      $      (563)
       Deferred                                           (5,482)          2,332            1,104

                                                      $    2,755      $    2,670      $       541
F-24 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE I - Provision for Income Taxes - CONTINUED The components of income tax assets and liabilities included in the accompanying consolidated balance sheets were as follows:
                                                                                   December 31,
                                                                         1999                       1998
                                                                                  (In thousands)
       Deferred income tax liabilities
           Investments                                             $          -              $       789
           Cost of policies purchased and deferred policy
              acquisition costs                                            10,239                 19,783
           Unrealized gain on fixed maturities                                -                      980
       Gross deferred income tax liabilities                               10,239                 21,552

       Deferred income tax assets
           Investments                                                         48                    -
           Insurance liabilities                                            4,419                 12,170
           Carryforwards                                                      -                    3,609
           Unrealized loss on fixed maturities                              2,352                    -
           Other                                                            3,856                    270
                                                                           10,675                 16,049
       Valuation allowance                                                    -                   (2,862)
       Gross deferred income tax assets                                    10,675                 13,187

       Net deferred income tax asset (liability)                      $       436             $   (8,365)

       Decrease in valuation allowance for the year                    $   (2,862)            $   (1,114)

       Net income tax currently payable (receivable)                   $   (2,000)        $          -
At December 31, 1998, a valuation allowance was recorded for a portion of the deferred tax assets related to net operating loss, capital loss, and AMT credit carryforwards, as management believed that it was more likely that these carryforwards would not be utilized in the future due to limitations on their utilization. F-25 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE I - Provision for Income Taxes - CONTINUED Reconciliation of taxes computed at the statutory rate of 34% to the income tax expense was as follows:
                                                               Year ended December 31,
                                                         1999              1998             1997
                                                                     (In thousands)

       Tax expense at statutory rate                $    2,676        $    2,633      $       541
       Other                                                79                37              -

                         Income tax expense         $    2,755        $    2,670      $       541

NOTE J - FEDERAL HOME LOAN BANK BORROWINGS

    Advances from FHLB as of December 31 are as follows:

                                                                                    1999             1998
                                                                                       (In thousands)

Short-term advances, bearing interest at 5.99% for 1999 and 4.85% for 1998        $  72,500       $  78,600

Amortizing  advances with balloon payments,  bearing interest at rates
 from 6.41% to 7.3%, maturing from 2003 to 2017                                      69,688          71,164

 Fully  amortizing  advances,  bearing interest at rates ranging from
6.19% to 7.48%,maturing from 2010 to 2016                                             8,066           8,550
       Accrued interest on advances                                                     551              -

                                                                                   $150,805        $158,314
The Company is required to maintain a collateral deposit with FHLB. At December 31, 1999 and 1998, investments having a market value of $158.5 million and $161.1 million were pledged to FHLB. Inter-est expense was approximately $9.6 million, $10.2 million, and $7 million for the years ended December 31, 1999, 1998, and 1997 respectively. At December 31, 1999, $.2 million was available to the Company for undrawn advances if current collateral levels remain unchanged. F-26 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE J - FEDERAL HOME LOAN BANK BORROWINGS - CONTINUED Annual maturities of borrowings from FHLB as of December 31, 1999 are as follows:
                                                                                           (In thousands)

                     2000                                                                     $  75,114
                     2001                                                                         2,177
                     2002                                                                         2,301
                     2003                                                                         6,337
                     2004                                                                         5,249
                     Thereafter                                                                  59,627

                                                                                               $150,805
NOTE K - Separate Accounts Separate account assets and liabilities generally represent funds maintained in accounts to meet specific investment objectives of contractholders who bear the investment risk. The assets consist primarily of long-term bonds and preferred and common stocks, carried at market, and short-term investments, carried at cost which approximates market. Investment income and investment gains and losses accrue directly to such contractholders. Deposits, net investment income, and realized and unrealized gains and losses on separate account assets are not reflected in the statements of operations of the Company and are reflected directly in the separate account liabilities. NOTE L - Related Party Transactions The Company has mortgage loans and collateral loans outstanding for funds loaned to affiliates. Outstanding mortgage loan balances were $99,000 at December 31, 1999 and 1998. Outstanding collateral loans to affiliates were $950,000 and $1,000,000 at December 31, 1999 and 1998, respectively. As of December 31, 1999 and 1998, outstanding collateral loans totaling $9 million were issued to shareholders of Pueblo. The net investment income earned in 1999, 1998, and 1997 was approximately $10,000, $10,000, and $9,000, respectively, for these mortgage loans and $579,000, $579,000, and $73,000, respectively, for these collateral loans. On December 31, 1997, Laurel issued a $33.5 million surplus note with a stated maturity of January 1, 2008 to Holdings (see Note D). Repayment of the note is subject to Laurel's surplus exceeding the available surplus floor, as defined by the Texas Department of Insurance ($1.9 million as of December 31, 1999). This note bears interest on the lesser of the rate charged Holdings on a certain credit agreement plus .5%, or the highest lawful rate as defined in the same agreement. As of December 31, 1999 and 1998, the interest rate charged was 8.12% and 8.16%, respectively. No principal payments were made in either 1998 or 1999. Interest expense recognized on this note was $3.6 million and $2.9 million in 1999 and 1998, respectively. F-27 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE L - Related Party Transactions - CONTINUED From time to time, the Company makes advances to or receives advances from related parties. The advances are generally noninterest-bearing and without fixed payment terms. Following is a summary of related party advances at December 31:
                                                                           1999             1998
                                                                               (In thousands)

       Amount receivable (payable)
           Holdings                                                   $    8,526       $   (1,544)
           Bradford Brokerage, Inc. (a subsidiary of Holdings)               825              932
           Circle Investors, Inc. (parent of Securus)                        -                342

                                                                      $    9,351      $      (270)
NOTE M - REGULATORY MATTERS The insurance subsidiaries are subject to regulation and supervision by the states in which they transact business. The state of domicile exercises principal regulatory supervision of insurance companies. The purpose of such regulation and supervision is primarily to provide safeguards for policyholders. The states have established regulatory agencies with broad administrative powers to regulate, among other things: licenses to transact business; policy forms; trade practices; premium and commission rates; agency agreements; deposit of securities for the benefit of policyholders; form and content of statutory financial statements; accounting practices; maintenance of reserves and capital for the protection of policyholders; dividends; examination of insurers' affairs; and investments. The relationships of the affiliates are subject to regulations under state insurance holding company laws. Under these laws, intercompany asset transfers, investments, and other transactions, as well as dividends from insurance companies, may be subject to prior notice to, or approval by, the state insurance regulatory authority, depending upon the size of such transaction or dividend. The Company's insurance subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Department of Insurance of the states in which they are domiciled. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. Management is not aware of any permitted statutory accounting practices utilized by its insurance subsidiaries. F-28 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE M - REGULATORY MATTERS - CONTINUED Following is a summary of selected statutory financial information for the primary life insurance subsidiaries at December 31:
                                                         1999              1998             1997
                                                                     (In thousands)

       Laurel
           Statutory capital and surplus             $  48,842         $  41,235        $  43,664
           Statutory net income                         12,764             6,829            3,859

       AFL
           Statutory capital and surplus             $  59,681         $  17,097        $  19,564
           Statutory net income                         15,673             6,516              N/A

       APL
           Statutory capital and surplus            $    5,708        $    4,319              N/A
           Statutory net income                            141               N/A              N/A

       Bradford
           Statutory capital and surplus                   N/A         $  33,225        $  33,860
           Statutory net income                            N/A             4,390              848
Under the applicable laws and regulations of the State of Texas, the life insurance subsidiaries are each required to maintain a minimum statutory capital of $700,000 and surplus of $700,000. Risk-based capital (RBC) rules have been adopted by most states, including Texas. RBC rules evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risk. The effect of RBC is an early warning tool to assist regulators in identifying possible weakly capitalized companies. At December 31, 1999 and 1998, the RBC of all life insurance subsidiaries exceeds the required regulatory levels at which the Company must initiate action with regulatory authorities. Dividend payments by the active insurance subsidiaries are limited by statutory restrictions to the greater of 10% of prior year's statutory surplus or 100% of the prior year statutory net gain from operations to the extent the insurance subsidiary has positive "earned surplus" as defined by Texas statute. Dividends may also be subject to the broad discretionary powers of insurance regulating authorities to further limit dividend payments of insurance companies. At December 31, 1999, dividends of approximately $10.3 million could be paid by Laurel without prior regulatory approval. F-29 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE N - Commitments and Contingencies The Company leases office space for its administrative operations in Phoenix, Arizona under a noncancelable operating lease agreement expiring in 2002. The Company also leases office space for sales and administrative operations in Dallas, Texas under a noncancelable operating lease expiring in 2001. Future minimum rental commitments under these leases as of December 31, 1999 are as follows:
                                                                                  (In thousands)

                        2000                                                      $       530
                        2001                                                              525
                        2002                                                              342

                                                                                  $     1,397
Total office rental expense, including common area maintenance expense for 1999, 1998, and 1997 was $562,000, $235,000, and $122,000, respectively. The Company's insurance subsidiaries are subject to assessment from the guaranty fund associations established by the various states in which the entities do business. Assessments are made by the associations to cover the insurance obligations of insolvent or rehabilitated insurance companies. In most states, guaranty fund assessments can be recovered through a reduction in future premium and other state taxes payable. Based on information available from the National Organization of Life and Health Insurance Guaranty Associations, the Company has recorded a $825,000 and a $1,200,000 liability at December 31, 1999 and 1998, respectively, for known insolvencies. In 1997, the Company adopted a plan to consolidate the administrative functions of BNL and AFL in its Phoenix, Arizona facilities and close its Louisiana facilities. In connection with this plan, the Company accrued liabilities of $596,000 in 1997 relating to estimated termination benefits and moving costs. The termination benefits were paid and the relocation completed during 1998. In 1998, the Company also adopted a plan to consolidate the administrative function of APL into the Phoenix facility. The Company accrued liabilities of $390,000 in 1998 relating to estimated termination benefits and moving costs to close the Columbus, Ohio facilities of APL. The termination benefits and moving costs were paid during 1999. The Company is a defendant in lawsuits which have arisen out of the normal course of business and which are in various stages of litigation. These suits arose primarily from policyholder disputes. The Company has established claim liabilities for the amount of benefits management feels are potentially payable. The Company believes that no material adverse settlements in excess of the amounts provided will be made. F-30 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE O - Employee Benefit Plans The Company and its eligible employees participate in benefit plans under Section 401(k) of the Internal Revenue Code. Employees may contribute up to 15% (subject to certain ERISA limitations) of their eligible compensation to the plans on a pre-tax basis, and the Company may make discretionary matching contributions. The Company contributed approximately $77,000, $32,000, and $16,000 to the plans in 1999, 1998, and 1997, respectively. NOTE P - OTHER COMPREHENSIVE INCOME (LOSS) The components of other comprehensive income (loss) on a pretax and after-tax basis for the years ended December 31 are as follows:

                                                          1999                     1998                       1997
                                                    Pretax    After tax      Pretax    After-tax       Pretax     After-tax
                                                                          (In thousands)

       Unrealized holding gains (losses) arising
          during the period                      $ (35,669)  $ (23,226)   $    4,252  $    2,934    $  12,498  $    8,373

       Adjustments to unrealized gains and
          losses arising during the period
             Deferred policy acquisition costs       7,579       4,926           777         536       (6,362)     (4,263)
             Cost of policies purchased             16,012      10,408        (1,795)     (1,239)      (3,075)     (2,060)

       Net unrealized holding gains (losses)
          arising during the period                (12,078)     (7,892)        3,234       2,231        3,061       2,050

       Less reclassification adjustment for
          net realized (gains) losses included
          in net income                              2,476       1,609        (3,695)     (2,550)        (247)       (165)

       Other comprehensive income (loss)        $   (9,602) $   (6,283)  $      (461)$      (319)  $    2,814  $    1,885
NOTE Q - Supplemental Cash Flow Information Supplemental cash flow information for the years ended December 31 was as follows:
                                                                                1999           1998            1997
                                                                                          (In thousands)

       Cash paid (received) during the year for
           Interest                                                             $  12,894      $  12,032     $    6,496

           Federal income taxes                                                 $  11,582    $       480     $   (1,241)
Securus Financial Corporation and Subsidiaries F-31 Notes to Consolidated Financial Statements - continued December 31, 1999, 1998, and 1997 NOTE R - SUBSEQUENT EVENTS As of January 1, 2000, the Company ceded, through a modified coinsurance quota share reinsurance agreement, 35% of its current block of business (excluding certain specified plans) to Employers Reassurance Corporation. The Company received a ceding commission of $10 million. This re-insurance agreement did not significantly affect the Company's assets or liabilities; however, it did result in additional statutory capital and surplus for AFL. On January 31, 2000, a controlling interest in the Company was acquired by American Founders Financial Corp. (AFFC), a life insurance holding corporation formed and controlled by the Company's management group. As part of the transaction the Company paid approximately $43.9 million to its former parent, which included effectively repaying the $33.5 million surplus note payable. NOTE S - EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS On June 30, 2000, a controlling interest in AFFC (approximately 71% voting control) was acquired by Vesta Insurance Group, Inc. F-32 This Page Intentionally Left Blank American Founders Financial Corp. and Subsidiaries The accompanying notes are an integral part of these statements. F-33 CONSOLIDATED BALANCE SHEET - UNAUDITED (in thousands) June 30, 2000
                                 ASSETS

Investments
    Fixed maturities - available-for-sale                                                    $453,407
    Equity securities - available-for-sale                                                      7,009
    Cash and cash equivalents                                                                  11,439
    Short-term investments                                                                      8,927
    Mortgage loans   22,102
    Collateral loans                                                                           33,999
    Policy loans                                                                               64,765
    Due from reinsurers - modified coinsurance                                                 66,002
    Due from reinsurers - coinsurance                                                         182,170
    Other invested assets                                                                      13,274
                                                                                              863,094

Investment income due and accrued                                                               7,285
Deferred policy acquisition costs                                                                 439
Cost of policies purchased                                                                     21,096
Other assets                                                                                    2,173
Deferred income taxes                                                                          12,891
Separate account assets                                                                           358
$907,336 LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Future policy benefits                                                                   $690,701
    Federal income taxes payable                                                                2,997
    Borrowings
       Federal Home Loan Bank advances                                                        143,123
       9.5% convertible debentures                                                             25,000
    Other liabilities                                                                          18,445
    Separate account liabilities                                                                  358

                  Total liabilities                                                           880,624

Mandatorily redeemable preferred stock (Series C)                                              24,927

Commitments and contingencies                                                                     -

Shareholders' equity
    Common stock     1
    Preferred stock (Series B)                                                                    -
    Preferred stock (Series D)                                                                    -
    Accumulated other comprehensive income                                                        875
    Retained earnings                                                                             909
                                                                                                1,785

                                                                                             $907,336
American Founders Financial Corp. and Subsidiaries The accompanying notes are an integral part of this statement. F-34 CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED (in thousands)
                                                                    AFFC                     Securus (predecessor)
                                                          Six months ended                   One month ended
                                                               June 30, 2000                  January 31, 2000

Revenues
    Premiums earned                                           $    1,648                        $       306
    Investment product policy charges                              2,106                                508
    Net investment income                                         18,309                              3,475
    Net realized gain (loss) on investments                        1,065                             (1,210)
                                                                  23,128                              3,079

Benefits and expenses
    Policyholders' benefits                                        4,055                              1,261
    Interest credited to insurance liabilities                     5,696                              1,096
    Decrease in future policy benefits                            (1,137)                              (945)
    Commissions, taxes, and administrative expenses                4,074                                882
    Interest expense                                               4,878                              1,151
    Amortization of cost of policies purchased                     1,227                               (188)
                                                                  18,793                              3,257

                  Income (loss) before taxes                       4,335                               (178)

Income tax expense                                                 1,519                                262

                  NET INCOME (LOSS)                           $    2,816                        $      (440)
The accompanying notes are an integral part of this statement. F-35 CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY - UNAUDITED (in thousands) Six months ended June 30, 2000
                                           Series A     Series B      Series D   Additional             Accumulated other      Total
                                Common     preferred    preferred     preferred   paid-in    Retained    comprehensive     shareholders'
                                stock       stock        stock          stock     capital    earnings      income            equity

Balance at January 1, 2000  $      1    $    -      $    -        $       -      $   -     $       -    $   -              $    1

Recapitalization                 -           -           -                -          -             -        -                   -

Securus
    acquisition

 Preferred stock issued
    (50,000 shares of
        Series A)               -          39,293          -            -            -            -          -                39,293

 Common stock warrants
    (50,000 warrants)           -             -            -            -          5,727          -           -                5,727

Accretion of preferred
    stock discount              -           1,664          -            -            -         (1,664)        -                  -

Redemption of Series A
    preferred and related
    warrants                    -         (40,957)         -            -         (5,727)        (243)        -             (46,927)

Preferred stock issued (25
    shares of Series D)         -             -            -            -            -            -           -                  -

Comprehensive income
    Net income                  -             -            -            -            -          2,816         -                2,816

Other comprehensive income

Change in unrealized
 investment gains - net        -             -            -            -            -            -            875                875

Comprehensive income                                                                                                                                             3,691

Balance at June 30, 2000  $    1           $  -        $  -        $  -          $  -         $   909     $   875         $    1,785
F-36 CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED (in thousands) Six months ended June 30, 2000
Cash flows from operating activities
    Net income                                                                               $    2,816
    Adjustments to reconcile net income to net cash provided by operating activities
           Amortization and depreciation                                                          1,349
           Accretion of discount and amortization of premium on investments                        (655)
           Investment product policy charges                                                     (2,106)
           Gain on sale of investments                                                           (1,065)
           Deferred policy acquisition costs                                                       (439)
           Future policy benefits                                                                (9,633)
           Interest credited to insurance liabilities                                             5,696
           Federal income taxes - current                                                         1,152
           Provision for deferred taxes                                                           1,049
           Other, net                                                                            14,296

           Net cash provided by operating activities                                             12,460

Cash flows from investing activities
    Sales of fixed maturity investments, available-for-sale
       23,380
    Purchases of fixed maturity investments, available-for-sale                                 (17,418)
    Purchase of short-term investments, net                                                      (4,850)
    Sales of equity securities, net                                                                 829
    Decrease in mortgage, collateral, and policy loans, net                                       6,051
    Purchase of property and equipment, net                                                         (52)
    Increase in other invested assets                                                            (4,602)
    Net cash received in business combinations                                                    3,580

    Net cash provided by investing activities                                                     6,918

Cash flows from financing activities
    Net withdrawals from insurance liabilities                                                   (1,639)
    Redemption of Series A preferred stock                                                      (22,000)
    Change in borrowings                                                                         15,699

       Net cash used in financing activities                                                     (7,940)

       NET INCREASE IN CASH AND CASH EQUIVALENTS                                                 11,438
Cash and cash equivalents at beginning of period                                                      1
Cash and cash equivalents at end of period                                                    $  11,439
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS June 30, 2000 NOTE A - BASIS OF PRESENTATION The accompanying unaudited interim financial statements include the accounts of American Founders Financial Corp. (AFFC) and Subsidiaries (collectively, the Company) and have been prepared in conformity with generally accepted accounting principles and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results for such periods. The results of operations and cash flows for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the financial statements and related notes in the 1999 audited financial statements of Securus Financial Corporation and Subsidiaries (the Company's predecessor). NOTE B - RECAPITALIZATION On January 28, 2000, AFFC was recapitalized resulting in 50,000 shares of common stock issued and outstanding and 2,000 shares of Series B convertible preferred stock issued and outstanding. The Series B has a par value of $.01 per share and a stated value of $1,000. Series B is entitled to cumulative annual dividends of $100 per share, is entitled to vote 10 votes per share as if converted to shares of common stock, and is convertible into the number of shares of common stock equal to the result of the stated value plus accrued and unpaid dividends divided by 10. The recapitalization also resulted in the issuance of warrants for an additional 50,000 common shares that can be exercised after January 31, 2002 at $10 and $20 per share, depending on the series. NOTE C - ACQUISITION On January 31, 2000, AFFC acquired Securus. AFFC is a life insurance holding company formed and controlled by the management group of Securus. Prior to the acquisition of Securus, AFFC had no material operations. Concurrent with the acquisition, the Texas Department of Insurance approved and Securus paid $43.9 million to its former parent, which included effectively repaying the $33.5 million surplus note payable. The Company accounted for the acquisition under the purchase method of accounting and, accordingly, the results of operations of Securus for the period from January 31, 2000 are included in the accompanying consolidated financial statements. The purchase price included 50,000 shares convertible preferred stock (Series A) with a stated value of $50 million and an estimated fair value of $39.3 million and common stock warrants with an estimated fair value of $5.7 million. The purchase price has been allocated to assets acquired and liabilities assumed as follows:
                                                                                     (in thousands)

       Invested assets                                                                  $ 682,986
       Other assets                                                                       244,755
       Value of business acquired                                                          21,893
       Future policy benefits                                                            (717,508)
       Notes payable                                                                     (152,423)
       Other liabilities                                                                  (34,683)
                                                                                        $  45,020
F-38 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED June 30, 2000 NOTE C - ACQUISITION - CONTINUED Also, as part of this transaction, certain management employees of the Company purchased 50,000 shares of restricted common stock for $.01 per share which included warrants for an additional 50,000 common shares that can be exercised after January 31, 2002 at $10 and $20 per share, depending on the series. NOTE D - DISPOSITIONS On June 9, 2000, the Company completed the sale of American Physicians Life Insurance Company (APL). The Company recognized a pretax gain of approximately $800,000 on the sale. NOTE E - CAPITAL TRANSACTIONS On June 30, 2000, the Company issued $25 million of 9.5% convertible subordinated notes to Vesta Insurance Group (Vesta) for cash. These notes are immediately convertible into common stock of the Company at $25 per share. Vesta also received 25 shares of special voting preferred stock (Series D) with a par value of $.01 for $250. This preferred stock does not provide for dividends; however, it does allow Vesta to vote the number of shares of common stock that the convertible subordinated notes are convertible into, as if converted on that date. In conjunction with this issuance, the Company redeemed the Series A convertible preferred stock for $22 million in cash and issued 30,000 shares of Series C preferred stock with a stated value of $30 million, which is mandatorily redeemable. The fair value of the Series C preferred stock was estimated to be approximately $24.9 million. Series C is entitled to a cumulative annual dividend of $50 per share until June 30, 2005 at which time the rate increases to $100 per share thereafter. Shares of Series C must be redeemed by the Company as the carrying value of certain selected assets becomes greater than the stated value of the Series C such that the resulting stated value of the Series C is not greater than the carrying value of those selected assets. The projected first redemption is June 30, 2002. Vesta Insurance Group, Inc. F-39 Exhibit B --------- PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION The following presentation sets forth the unaudited proforma consolidated income statements of Vesta Insurance Group for the six months ended June 30, 2000 and the year ended December 31, 1999 giving effect to Vesta Insurance Group's acquisition of American Founders and American Founders' acquisition of Securus. The acquisition will be accounted for as a purchase. The following transactions have been reflected in the unaudited pro forma consolidated income statements as if those transactions had occurred in the beginning of each respective period. o On June 30, 1999, Securus Financial Corporation and Subsidiaries (Securus) entered into a Master Reinsurance Agreement with Bankers National Life Insurance Company (Bankers National) whereby Securus, through two 100% coinsurance arrangements, ceded two blocks of single premium and flexible premium deferred annuities. Future policy benefits ceded under this reinsurance agreement were $227.2 million. As part of this transaction, Securus also agreed to continue to administer these two blocks of business. o As of January 1, 2000, Securus ceded, through a modified coinsurance quota share reinsurance agreement, 35% of its current block of business (excluding certain specified plans) to Employers Reassurance Corporation. o On January 31, 2000, American Founders acquired Securus (the American Founders transaction). Prior to the acquisition of Securus, American Founders had no material operations. As a part of the transaction, Securus paid approximately $43.9 million to its former parent, which included effectively repaying the $33.5 million surplus note payable. American Founders accounted for the acquisition under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and indentifiable intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The purchase price of Securus and Subsidiaries included 50,000 shares of convertible preferred stock (Series A) with a stated value of $50 million and an estimated fair value of $39.3 million and common stock warrants with an estimated fair value of $5.7 million. o On June 30, 2000, a controlling interest in American Founders (approximately 71% voting control) was acquired by Vesta Insurance Group, Inc. (Vesta) (the Vesta transaction). American Founders received $25 million in cash in exchange for $25 million of 9.5% convertible subordinated notes (immediately convertible into common stock of American Founders) and 25 shares of special voting preferred stock. This preferred stock does not provide for dividends; however, it does allow Vesta to vote the number of shares of common stock that the convertible subordinated notes are convertible into. Vesta accounted for the transaction under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets and liabilities of American Founders on the basis of their respective fair values on the acquisition date. o In conjunction with this acquisition, American Founders redeemed the Series A convertible preferred stock for $22 million in cash and issued 30,000 shares of Series C preferred stock with a stated value of $30 million, which is mandatorily redeemable. The fair value of the Series C preferred stock was estimated to be approximately $24.9 million. F-40 PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION-CONTINUED The proforma information should be read in conjunction with the historical financial statements of Vesta, Securus, and American Founders and the related notes thereto. The following presentation is not necessarily indicative of the results of operations that would have resulted had the merger been consummated at the periods indicated, nor is it necessarily indicative of the results of operations of future periods. Vesta Insurance Group, Inc. See Notes to Unaudited Proforma Consolidated Income Statements F-41 UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS (in thousands) For the six months ended June 30, 2000
                                                        Historical                Proforma adjustments
                                                                                Balances   Purchase
                                           AFFC          Securus      Vesta       not      accounting    Proforma
                                         (six months)  (one month) (six months) acquired   entries        Vesta
Revenues
Net premiums earned                    $    1,648  $       306       $129,396  $   -     $   -           $131,350
   Investment product policy charges        2,106          508          -          -         -              2,614
   Net investment income                   18,309        3,475         12,385    (92)(f)   (770)(k)        33,307
   Other, including realized gains
     and losses                             1,065       (1,210)         1,651      -       1,298(e)         2,804
                                           23,128        3,079        143,432     (92)       528          170,075

Benefits and expenses
   Policyholders' benefits                 4,055        1,261            -        -          -              5,316
   Loss and loss adjustment
    expenses incurred                        -            -           80,709      -          -             80,709

   Policy acquisition expenses             1,227         (188)        27,110      -         272(c)         28,421
   Interest credited to insurance
   liabilities                             5,696         1,096          -         -          -              6,792
   Decrease in future policy benefits     (1,137)        (945)          -         -          -             (2,082)
   Operating expenses                       4,074          882        19,456      -          -             24,412
   Interest on debt                         4,878        1,151         6,166    (288)(a)     -             11,907
   Goodwill and other intangible
   amortization and depreciation               -           -            754        -         -                754
                                           18,793         3,257      134,195    (288)        272          156,229

Income from continuing operations before
 income taxes, deferrable capital securities,
 mandatorily redeemable preferred stock
of subsidiary, and minority interests
 in subsidiary                             4,335          (178)         9,237   196          256            13,846

Income tax expense                         1,519           262          3,058   69(h)       (237)(h)         4,671
Deferrable capital securities,
net of income taxes                          -              -           1,142   -             -              1,142
Mandatorily redeemable preferred
 stock of subsidiary                         -              -              -    -           1,246(i)         1,246
Minority interests in subsidiary,
 net of income taxes                         -              -              -    -             399(j)           399

Income (loss) from continuing
 operations                           $    2,816   $      (440)     $    5,037  $  127     $  (1,152)     $   6,388

Income (loss) from continuing operations per share - basic          $      .27                            $     .35
Income (loss) from continuing operations per share - diluted        $      .21                            $     .26
See Notes to Unaudited Proforma Consolidated Income Statements F-42 UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS - CONTINUED (in thousands) For the year ended December 31, 1999
                                  Historical                               Proforma adjustments
                                                                           Balances      Material        Purchase        Proforma
                                        AFFC     Securus     Vesta       not acquired   transactons  accounting entries   Vesta
Revenues
Net premiums earned                   $  -     $  11,668    $344,106     $     -       $  (3,559)(g)     $ -             $352,215
   Investment product policy charges     -         9,680         -             -          (3,560)(b)(g)    -                6,120
   Net investment income                 -        65,798      26,907      (1,974)(f)     (18,194)(b)(g) (1,540)(k)         70,997
   Gain on sale of assumed
    reinsurance renewal rights           -           -        15,000         -              -               -              15,000
   Other, including realized
    gains and losses                     -        (2,476)     17,283         -            1,300(g)       2,476(e)          18,583
                                         -         84,670    403,296      (1,974)       (24,013)           936            462,915

Benefits and expenses
   Policyholders' benefits               -        22,672         -           -          (7,524)(g)         -               15,148
   Loss and loss adjustment
    expenses incurred                    -           -       211,701         -             -               -               211,701
   Policy acquisition expenses           -        9,190      88,638          -             -            (3,866)(c)          93,962
   Interest credited to insurance
   liabilities                           -        23,591        -            -           (11,515)(b)(g)     -               12,076
   Increase (decrease) in future
   policy benefits                       -        (3,823)       -            -            242(g)            -               (3,581)
   Operating expenses                    -        11,599     42,662          -             15(g)            -                54,276
   Interest on debt                      -        13,265     13,215      (2,522)(a)         -               -                23,958
   Goodwill and other intangible
   amortization and depreciation         -           305      2,118           -              -            (305)(d)            2,118
                                         -        76,799    358,334      (2,522)         (18,782)       (4,171)             409,658

Income from continuing operations
before income taxes, deferrable
capital securities,mandatorily
redeemable preferred stock of
subsidiary, and minority interests
in subsidiary                           -         7,871      44,962          548         (5,231)         5,107                53,257

Income tax expense                      -         2,755      13,633          192(h)      (1,831)(h)      1,787(h)             16,536
Deferrable capital securities,
net of income taxes                     -           -        5,632            -             -               -                  5,632
Mandatorily redeemable preferred
stock of subsidiary                     -           -           -             -             -             2,493(i)             2,493
Minority interests in subsidiary,
net of income taxes                     -           -           -             -             -               743                  743

Income (loss) from continuing
 operations                  $         -    $    5,116   $  25,697 $         356   $    (3,400)       $      84          $    27,853

Income (loss) from continuing
operations per share-basic                               $  1.37                                                          $     1.49
Income (loss) from continuing
operations per share-diluted                             $  1.27                                                          $     1.38
F-43 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS (a) Eliminate interest on $33.5 million surplus note repaid in American Founders transaction (b) Remove the effect of business reinsured to Bankers National on June 30, 1999 through two 100% coinsurance arrangements as if it occurred at the beginning of the period. (c) Adjust amortization of cost of policies purchased based upon Vesta transaction calculating Value of Business Acquired using a 10.7% discount rate (d) Eliminate predecessor goodwill amortization. (e) Eliminate realized gains/losses based on mark-to-market with Vesta transaction (f) Eliminate income earned on assets transferred in the American Founders transaction based on an assumed rate of 7%. (g) Remove effect of 35% modified coinsurance quota share agreement as if it had occurred at beginning of period (h) Recognize the tax effects of the adjustment as if they had occurred at the beginning of the period. (i) Recognize dividends on the preferred stock as if it had been outstanding from beginning of period (j) Recognize minority interest as if it had been applicable from beginning of period (k) Reflect the effect on investment income of the $22 million paid in the Vesta transaction as if it had occurred at the beginning of the period based on an assumed rate of 7%. Exhibit 2.2 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS We have issued our report dated April 14, 2000, on the consolidated financial statements of Securus Financial Corporation and Subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, appearing in the Current Report on Form 8-K of Vesta Insurance Group, Inc. filed on September 12, 2000. We consent to the incorporation by reference in the S-3 Registration Statement filed by Vesta Insurance Group, Inc., of the aforementioned report. /S/ GRANT THORNTON LLP Oklahoma City, Oklahoma September 12, 2000